                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                  WYNN'S INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  WYNN'S INTERNATIONAL, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
*Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                           WYNN'S INTERNATIONAL, INC.
                  500 NORTH STATE COLLEGE BOULEVARD, SUITE 700
                            ORANGE, CALIFORNIA 92668

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 10, 1995

    The Annual Meeting of Stockholders of Wynn's International, Inc., a Delaware corporation (the "Company"), will be held at the Doubletree Hotel, 100 The City Drive, Orange, California, on May 10, 1995, at 10:00 A.M., local time, to consider and vote on the following matters described in the attached Proxy
Statement:

    1.  The election of three directors for three-year terms ending in 1998;

    2. The approval of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995; and

    3. The transaction of such other business as may properly come before the meeting, or any adjournments thereof.

    The Board of Directors has fixed March 14, 1995 as the record date for the meeting, and only holders of Common Stock of record at the close of business on that date are entitled to receive notice of and vote at the meeting. Each stockholder is requested to execute the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder attending the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting.

                                            By Order of the Board of Directors

                                                   Gregg M. Gibbons
                                                       Secretary

Orange, California
March 28, 1995

                           WYNN'S INTERNATIONAL, INC.
                                 --------------

                                PROXY STATEMENT

    This  Proxy Statement is furnished  to stockholders of Wynn's International,
Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on May 10, 1995, at 10:00 A.M., local time, and at any and all adjournments thereof. The executive offices of the Company are located at 500 North State College Boulevard, Suite 700, Orange, California 92668. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about March 28, 1995.

                                PROXY PROCEDURES

    The three persons  named in  the enclosed proxy  have been  selected by  the
Board of Directors to vote shares represented by valid proxies. These individuals have indicated that, unless otherwise specified in the proxy, they intend to vote (i) to elect as directors the nominees listed below, and (ii) to approve Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995. The Company has no knowledge of any other matters to be presented at the meeting except the report of officers on which no action is proposed to be taken. In the event other matters do properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their judgment.

    Any person executing a proxy may revoke it at any time prior to its exercise by filing with the Secretary of the Company a written revocation of the proxy or a duly executed proxy bearing a later date. The powers of the proxy holders also will be suspended in the event the person executing the proxy is present at the meeting, or any adjournment thereof, and elects to vote in person.

    The cost of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, some of the Company's directors, officers and regular employees, without extra remuneration, may conduct additional solicitation by telephone and personal interview.

    The 1994 Annual Report to Stockholders, which includes financial statements for the year ended December 31, 1994, accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy materials.

    As of the close of business on March 14, 1995, there were outstanding 5,997,577 shares of Common Stock. The Company has only one class of equity securities outstanding. Each share of Common Stock is entitled to one vote. The Board of Directors has set the close of business on March 14, 1995 as the record date for determining those stockholders entitled to vote at the Annual Meeting.

    In September 1993, the Company effected a three-for-two stock split. All references herein to numbers of shares of Common Stock reflect such stock split.

    Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as the Inspector of Elections for the meeting. The Inspector of Elections will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

    The Inspector of Elections will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

    Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of March 14, 1995 as to shares of the Company's Common Stock held by persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock based upon information received from such persons:

                                                          PERCENTAGE OF SHARES
         NAME AND ADDRESS             NUMBER OF SHARES     BENEFICIALLY OWNED
        OF BENEFICIAL OWNER          BENEFICIALLY OWNED            (1)
- -----------------------------------  ------------------   ---------------------
Mario J. Gabelli ..................     1,370,227(2)              22.8
One Corporate Center
Rye, New York 10580

Wynn Foundation ...................       489,179                  8.2
Post Office Box 14143
Orange, California 92613

Shufro, Rose & Ehrman .............       450,404(3)               7.5
745 Fifth Avenue
New York, New York 10151

Metropolitan Life Insurance               428,325(4)               7.1
Company ...........................
One Madison Avenue
New York, New York 10010

James Carroll .....................       404,550(5)               6.6
P.O. Box 14143
Orange, California 92613

Dimensional Fund Advisors Inc. ....       379,275(6)               6.3
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

- ------------------------
(1) Any securities not outstanding which are subject to options or conversion privileges which are exercisable within 60 days of March 14, 1995 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

(2) Mr. Gabelli has reported that these shares are owned by various entities engaged primarily in providing investment advisory services for their clients, that Mr. Gabelli directly or indirectly controls and acts as chief investment officer for such entities, and that he or they have sole voting power with respect to 1,293,477 shares, sole disposition power with respect to 1,370,227 shares and no voting power with respect to 76,750 shares. Except for 45,000 shares owned by Gabelli Performance Partnership, 20,950 shares owned by Gabelli International Limited II and 600 shares owned by Mr. Gabelli personally, Mr. Gabelli disclaims any economic interest in the above reported shares.

(3) Shufro, Rose & Ehrman has sole voting power with respect to 58,300 shares only. It has sole disposition power with respect to all 450,404 shares.

(4) Metropolitan Life Insurance Company ("Metropolitan") was the registered holder of the Company's 9% Convertible Subordinated Note due March 6, 1996 in the principal amount of $6,250,000 (the "Convertible Note"). Pursuant to the terms of the Convertible Note, on March 1, 1995, Metropolitan converted all of the principal amount of the Convertible Note into 426,135 shares of Common Stock of the Company at a price of approximately $14.67 per share. The reported amount includes the 426,135 shares issued upon conversion of the Convertible Note.

(5) Includes 167,100 shares purchasable within 60 days of March 14, 1995 upon the exercise of stock options. Excludes 22,040 shares owned by members of Mr. Carroll's family, as to which shares Mr. Carroll disclaims beneficial ownership.

(6)  Dimensional  Fund Advisors Inc.  ("Dimensional") has reported  that it is a registered investment advisor and was  deemed to have beneficial  ownership of 379,275 shares as of December 31, 1994, all of which shares were held in portfolios  of DFA Investment Dimensions  Group Inc., a registered open-end investment company, or  in series of  The DFA Investment  Trust Company,  a
     Delaware business trust, or the DFA Group Trust and DFA Participation Group
     Trust,   investment   vehicles  for   qualified  employee   benefit  plans.
     Dimensional serves as investment manager for each such entity.  Dimensional disclaims  beneficial ownership  of all  such shares.  Dimensional has sole disposition power with respect to all 379,275 shares and sole voting  power with  respect to  243,350 shares,  and it or  certain of  its officers have shared voting power with respect to 135,925 shares.

    The following table sets forth information as of March 14, 1995 with respect to shares of the Company's Common Stock owned by each director of the Company, by each executive officer listed in the Summary Compensation Table and by all directors and executive officers as a group.

                   NAME OF                        NUMBER OF SHARES       PERCENTAGE OF SHARES
              BENEFICIAL OWNER                 BENEFICIALLY OWNED (1)   BENEFICIALLY OWNED (2)
- ---------------------------------------------  ----------------------   ----------------------
James Carroll................................      404,550(3)                    6.6
Barton Beek..................................        2,900(4)                      *
Wesley E. Bellwood...........................        5,150(4)(5)                   *
John D. Borie................................        4,400(4)(5)                   *
Bryan L. Herrmann............................        2,400(4)                      *
Robert H. Hood, Jr...........................        2,400(4)                      *
Richard L. Nelson............................        2,400(4)                      *
James D. Woods...............................        2,900(4)                      *
Gregg M. Gibbons.............................       54,487(6)                      *
Seymour A. Schlosser.........................       39,300(7)                      *
All directors and executive officers
  as a group (10 persons)....................      520,887(8)                    8.3

- ------------------------
 *   Less than one percent.
(1) Subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.
(2) Any securities not outstanding which are subject to options or conversion privileges which are exercisable within 60 days of March 14, 1995 are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by any person holding such securities but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.
(3) Includes 167,100 shares purchasable within 60 days of March 14, 1995 upon the exercise of stock options. Excludes 22,040 shares owned by members of Mr. Carroll's family, as to which shares Mr. Carroll disclaims beneficial ownership.
(4) Includes 1,400 shares purchasable within 60 days of March 14, 1995 upon the exercise of stock options.
(5) Excludes 489,179 shares owned by the Wynn Foundation, of which Mr. Bellwood and Mr. Borie are Trustees. See the table on page 2.
(6) Includes 37,800 shares purchasable within 60 days of March 14, 1995 upon the exercise of stock options.
(7) Includes 37,050 shares purchasable within 60 days of March 14, 1995 upon the exercise of stock options.
(8) Includes 251,750 shares purchasable within 60 days of March 14, 1995 upon the exercise of stock options.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors consists of that number of directors as may be determined by the Board of Directors. Currently there are eight directors. The Board of Directors is divided into three classes, two of the classes having three directors and the other class having two directors, and only one class being elected each year. In 1995, three directors are to be elected for a term of three years or until the election and qualification of their respective successors. For the purpose of electing directors, each stockholder is entitled to one vote per share for each of the three directors to be elected. The candidates receiving the highest number of votes will be elected.

    The nominees for election are: Bryan L. Herrmann, Robert H. Hood, Jr. and Richard L. Nelson. Each nominee is presently a member of the Company's Board of Directors. Mr. Herrmann was elected to his present term of office at a prior annual meeting of stockholders of the Company. Mr. Hood and Mr. Nelson were appointed to fill vacancies in the Board.

    Each of the nominees has consented to be named as a nominee in this Proxy Statement and has indicated that he is willing and able to serve as a director if elected. If any nominee named herein becomes unavailable for any reason, the persons named in the proxy will vote for the election of such other person as the Board of Directors may propose to replace such nominee.

    The information set forth below as to each nominee has been furnished by the nominee.

                            PRINCIPAL BUSINESS EXPERIENCE DURING PAST    DIRECTOR
       NAME          AGE   FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS     SINCE
- -------------------  ---  ---------------------------------------------  --------
Bryan L. Herrmann    59   Chairman, Base Camp 9 Corp. (1990-present)       1975
                          (recreational equipment); General Partner,
                          MOKG 1984 Investment Partners Ltd.
                          (1984-present) (investment banking); Chairman
                          and Chief Executive Officer, Spaulding
                          Composites Company (1992-1994) (industrial
                          composite materials); director of Nova
                          Investments Trust; a Director and member of
                          the Compensation Committee.

Robert H. Hood, Jr.  62   President, Douglas Aircraft Company              1993
                          (1989-present) (aircraft manufacturing);
                          President, McDonnell Douglas Missile Systems,
                          Inc. (1988-1989) (defense contractor); a
                          Director and member of the Compensation
                          Committee.

Richard L. Nelson    65   Independent business consultant                  1994
                          (1983-present); Partner, Ernst & Young LLP
                          (1969-1983); a Director and member of the
                          Audit Committee.

    Set forth below is information concerning each of the other five directors of the Company whose three-year terms of office will continue after the 1995 Annual Meeting of Stockholders.

                            PRINCIPAL BUSINESS EXPERIENCE DURING PAST    DIRECTOR
       NAME          AGE   FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS     SINCE
- -------------------  ---  ---------------------------------------------  --------
Wesley E. Bellwood   71   Chairman of the Board of the Company (April      1955
                          1984-present); Chairman of the Board and
                          Chief Executive Officer of the Company
                          (February 1982-April 1984); President and
                          Chief Executive Officer of the Company
                          (1973-1982); a director of Source Capital,
                          Inc.; a Director and member of the Executive
                          Committee and member of the Audit Committee.

Barton Beek          71   Of Counsel, O'Melveny & Myers (February 1994-    1993
                          present) (law firm); Partner, O'Melveny &
                          Myers (1962-January 1994); a director of JMC
                          Group, Inc.; a Director and Chairman of the
                          Audit Committee.

John D. Borie        69   Vice President-Corporate Affairs and General     1982
                          Counsel of the Company (1973-1986); a
                          Director and member of the Executive
                          Committee and member of the Compensation
                          Committee.

James Carroll        65   President and Chief Executive Officer of the     1988
                          Company (1988-present); a Director and
                          Chairman of the Executive Committee.

James D. Woods       63   Chairman of the Board, President and Chief       1990
                          Executive Officer of Baker Hughes
                          Incorporated (1987-present) (oil field
                          services and process technologies); director
                          of Broadway Stores, Inc., The Kroger Co.,
                          Taco Cabana, Inc., and Varco International,
                          Inc.; member of the National Petroleum
                          Council; a Director and Chairman of the
                          Compensation Committee.

OTHER INFORMATION

    Mr. Herrmann served as Chief Executive Officer of Spaulding Composites Company between March 1992 and June 1994 and continues to serve as a director. In February 1993, Spaulding Composites Company commenced a voluntary Chapter 11 bankruptcy proceeding. Spaulding Composites Company emerged from Chapter 11 proceedings in October 1994.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Director Barton Beek currently is of counsel to O'Melveny & Myers, a law firm which the Company retained during 1994 and proposes to retain in 1995 to handle various legal matters on behalf of the Company.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

COMPENSATION OF DIRECTORS

    During 1994, the Company compensated each director, except Mr. Bellwood and Mr. Carroll, for his services by payment of a quarterly retainer of $3,000, a fee of $2,000 for each Board of Directors meeting attended, and a fee of $1,000 for attending each meeting of the Audit or Compensation Committee on which he served. Commencing January 1, 1995, the quarterly retainer was increased to $4,000. In 1994, Mr. Bellwood received a monthly retainer fee of $6,000 for his continuing services as Chairman of the Board, a fee of $2,000 for each Board meeting attended, and a fee of $1,000 for each Audit Committee meeting attended. Commencing January 1, 1995, Mr. Bellwood's monthly retainer fee was increased to $6,333. During 1994, Mr. Bellwood was reimbursed for automotive-related expenses of $1,073, supplemental medical expenses of $6,124 and tax preparation charges of $2,000, and continued to participate in the Company's group health plans. Directors who are not employees of the Company participate in the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), which became effective in 1994. Upon their initial election to the Board, directors receive options to purchase 2,000 shares of Common Stock. Upon reelection to the Board, a director receives an option to purchase 1,000 shares of Common Stock. All options under the Directors' Plan (i) are nonqualified stock options, (ii) are granted with an exercise price equal to the closing market price on the date of grant, (iii) are granted for a period of ten years, and (iv) vest at the rate of 70% on the first anniversary date of the grant and 10% on each of the second, third and fourth anniversary dates of grant. Directors who are employees of the Company are not paid any fees or additional remuneration for serving as a member of the Board or any of its Committees and therefore Mr. Carroll did not receive any such fees or remuneration during 1994.

COMMITTEES OF THE BOARD

    The Company has an Audit Committee consisting of the following members of the Board of Directors: Barton Beek, Wesley E. Bellwood and Richard L. Nelson. The Audit Committee has responsibility for consulting with the Company's officers regarding the appointment of independent public accountants as auditors of the Company, discussing the scope of the auditors' examination and reviewing the annual financial statements and accounting policies of the Company. The Audit Committee met two times during 1994.

    The Company has an Executive Committee consisting of the following members of the Board of Directors: James Carroll, Wesley E. Bellwood and John D. Borie. The Executive Committee has all the power and authority of the Board of Directors, except the power and authority to: (i) amend the Certificate of Incorporation or Bylaws of the Company; (ii) adopt an agreement of merger or consolidation or to recommend to stockholders the sale, lease or exchange of all or substantially all of the Company's property and assets; (iii) recommend to stockholders a dissolution of the Company or a revocation of the dissolution; and (iv) declare a dividend or authorize the issuance of stock of the Company unless expressly authorized by a resolution of the Board of Directors. The Executive Committee did not meet during 1994. The Company does not have a Nominating Committee. The Board of Directors normally designates Committee members at the organizational meeting of the Board following the Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company has a Compensation Committee consisting of the following members of the Board of Directors: James D. Woods, John D. Borie, Bryan L. Herrmann and Robert H. Hood, Jr. Mr. Borie is a former officer of the Company. The Compensation Committee has responsibility for recommending the cash compensation of the officers of the Company and the granting of stock options, stock appreciation rights, restricted stock awards and performance share awards to eligible employees of the Company. The Compensation Committee met three times during 1994.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During 1994, the Board of Directors met four times. No director attended fewer than 75% of the aggregate number of meetings held by the Board of Directors and the Committees of the Board of Directors on which he served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                          -----------------------------
                                                                                     AWARDS
                                                                          -----------------------------
                                                   ANNUAL COMPENSATION                      SECURITIES
                                                  ----------------------  RESTRICTED STOCK  UNDERLYING     ALL OTHER
              NAME AND                              SALARY      BONUS         AWARD(S)        OPTIONS     COMPENSATION
         PRINCIPAL POSITION              YEAR       ($)(A)      ($)(A)         ($)(B)           (#)           ($)
- -------------------------------------  ---------  ----------  ----------  ----------------  -----------  --------------
James Carroll                            1994     $  440,000  $  440,000        -0-             -0-       $   3,750(D)
President and                            1993     $  410,000  $  244,707  $  1,221,900(C)       12,000    $   5,433(D)
Chief Executive Officer                  1992     $  355,000  $  200,536        -0-             -0-       $  18,000(E)

Seymour A. Schlosser                     1994     $  182,000  $  182,000        -0-              7,500    $   3,750(D)
Vice President-Finance                   1993     $  170,000  $  101,463        -0-              6,000    $   4,346(D)
and Chief Financial Officer              1992     $  155,000  $   87,558  $     29,610          -0-       $   2,327(D)

Gregg M. Gibbons                         1994     $  182,000  $  182,000        -0-              7,500    $   3,750(D)
Vice President-Corporate Affairs,        1993     $  170,000  $  101,463        -0-              6,000    $   4,346(D)
General Counsel and Secretary            1992     $  155,000  $   87,558  $     29,610          -0-       $   2,327(D)

- ------------------------
(A) Amounts shown include cash compensation earned and received or deferred by executive officers. All other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

(B) As of December 31, 1994, the Company had granted to executive officers an aggregate of 64,500 shares of restricted stock with an aggregate value of $1,419,000 (including 60,000 shares with a value of $1,320,000 granted to Mr. Carroll and 2,250 shares with a value of $49,500 granted to each of Messrs. Gibbons and Schlosser), based on the closing price of the Company's Common Stock on that date of $22.00. Regular dividends are payable on such restricted stock. As of December 31, 1994, 20,000 shares of the 60,000 shares granted to Mr. Carroll and the 4,500 shares of restricted stock held by Messrs. Gibbons and Schlosser had vested and were no longer subject to a substantial risk of forfeiture. Such shares vested one year after the date they were awarded.

(C) On December 13, 1993, Mr. Carroll was granted a restricted stock award of 60,000 shares at a cost to Mr. Carroll of $0.01 per share. The closing price of the Company's Common Stock on that date was $20.375. Such shares will vest in equal annual installments over a three-year period. On December 13, 1994, 20,000 shares of the 60,000 shares granted to Mr.
     Carroll vested and were no longer subject to a substantial risk of forfeiture.

(D) Represents amounts contributed to the Company's 401(k) Plan or the predecessor Employees' Savings and Investment Plan, each a qualified defined contribution plan, for the accounts of the named executive officers.

(E)  Represents director's fees paid to Mr. Carroll for the year 1992.

OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                          ----------------------------------------------------------    VALUE AT ASSUMED
                                            NUMBER OF                                                     ANNUAL RATES
                                           SECURITIES                                                    OF STOCK PRICE
                                           UNDERLYING    PERCENT OF TOTAL                                 APPRECIATION
                                             OPTIONS      OPTIONS GRANTED   EXERCISE OR                  FOR OPTION TERM
                                             GRANTED      TO EMPLOYEES IN   BASE PRICE   EXPIRATION   ---------------------
                  NAME                      (#)(A, B)       FISCAL YEAR      ($/SH)(C)      DATE       5% ($)     10% ($)
- ----------------------------------------  -------------  -----------------  -----------  -----------  ---------  ----------
Seymour A. Schlosser....................        7,500             7.9%       $   20.75     2/6/2004   $  97,872  $  248,026
Gregg M. Gibbons........................        7,500             7.9%       $   20.75     2/6/2004   $  97,872  $  248,026

- ------------------------
(A) No stock appreciation rights have been granted or are presently outstanding. Options granted in 1994 are exercisable starting 12 months after the grant date, with 70% of the shares covered thereby becoming exercisable at that time and with an additional 10% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. Acceleration of the exercisability of the options may occur under certain circumstances, including a change in control of the Company. The options were granted with an exercise price of 100% of the fair market value of the Company's Common Stock on the date of grant. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(B) Under the terms of the Company's Stock-Based Incentive Award Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(C) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

PERFORMANCE SHARE AWARD GRANTS IN LAST FISCAL YEAR

    In February 1994, the Compensation Committee of the Board of Directors adopted an Employee Stock Bonus Policy (the "Stock Policy") as part of the Company's existing Stock-Based Incentive Award Plan (the "Stock Plan"). Under the Stock Policy, the Compensation Committee will grant a performance share award to each recipient of a stock option granted under the Stock Plan on or after January 1, 1994. The award entitles the recipient to receive one share of Common Stock for every five shares purchased upon the exercise of the stock option, but only if the recipient (i) holds the shares purchased for three years and (ii) during such time remains continuously employed by the Company. Pursuant to the Stock Policy, Messrs. Schlosser and Gibbons each received 1,500 performance share awards in connection with options to purchase 7,500 shares granted to each of them in February 1994.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                        NUMBER OF SECURITIES       VALUE OF
                                                                             UNDERLYING           UNEXERCISED
                                                                            UNEXERCISED          IN-THE-MONEY
                                                                         OPTIONS AT FY-END     OPTIONS AT FY-END
                                                 SHARES                         (#)                 ($)(A)
                                               ACQUIRED ON    VALUE     --------------------   -----------------
                                                EXERCISE     REALIZED       EXERCISABLE/         EXERCISABLE/
                    NAME                           (#)         ($)         UNEXERCISABLE         UNEXERCISABLE
- ---------------------------------------------  -----------   --------   --------------------   -----------------
James Carroll................................    -0-           -0-         165,900/3,600       $1,583,772/$4,788
Seymour A. Schlosser.........................    -0-           -0-          31,200/2,550        $179,121/$10,142
Gregg M. Gibbons.............................     3,000      $ 30,510       31,950/2,550        $242,939/$10,142

- ------------------------
(A) Market value of the underlying securities at year end minus the exercise price of "in-the-money" options.

DEFINED BENEFIT PLANS

    The Company's Retirement Plan, in which most employees of the Company and three of its domestic subsidiaries are eligible to participate, is a compulsory noncontributory defined benefit pension plan. Employees generally become eligible for the Retirement Plan after one year of service, and their interests generally vest after five years of service. Benefits under the Retirement Plan are based upon the employees' earnings and length of service with the Company. Effective January 1, 1989, the Retirement Plan was amended to modify the benefit formula and to comply with changes to applicable laws and regulations. For each credited year of service after 1988, a participant will receive an annual benefit upon normal retirement at age 65 equal to 1.15% of his or her salary up to $10,000 and 1.80% of his or her salary in excess of $10,000 up to maximum includable compensation. A vested participant receives an annual benefit of 1% of his or her salary below the social security wage base and 2% of his or her salary in excess of the social security wage base for each credited year of service under the Retirement Plan between January 1, 1978 and December 31, 1988 and a lesser annual benefit for each credited year of past service prior to January 1, 1978. A vested participant may retire as early as age 55, but such participant's annual benefit under the Retirement Plan will be reduced actuarially for early retirement. The Retirement Plan became effective on January 1, 1978 and the Internal Revenue Service has formally granted qualified tax status to it. Messrs. Schlosser and Gibbons have completed six and seventeen years of service, respectively, under the Retirement Plan. Mr. Schlosser's current estimated annual benefit under the Retirement Plan payable upon retirement at age 65 is approximately $12,038. Assuming Mr. Schlosser remains employed with the Company for the next seventeen years until his normal retirement age, his estimated annual benefit under the Retirement Plan payable upon retirement will be approximately $66,427. Mr. Gibbons' current estimated annual benefit under the Retirement Plan payable upon retirement at age 65 is approximately $21,864. Assuming Mr. Gibbons remains employed with the Company for the next twenty-three years until his normal retirement age, his estimated annual benefit under the Retirement Plan payable upon retirement will be approximately $108,459.

    Mr. Carroll continues to participate in the Wynn's-Precision, Inc. Salaried Employees' Pension Plan (the "Precision Plan"). Salaried employees of Wynn's-Precision, Inc., a subsidiary of the Company, become eligible for the Precision Plan upon hire and their interests vest after five years of service. A base benefit is provided for all participants. Participants who elect to contribute 3% of their salaries to the Precision Plan earn additional benefits for the period during which they contribute. Under the Precision Plan, upon retirement at age 65, a vested participant with 15 or more years of service receives an annual base benefit of $1,200. In addition, a participant who elected to contribute to the Precision Plan receives a benefit based upon a percentage of the participant's salary averaged over the five consecutive years of contributory participation which produced the highest average. The percentage is 2.33% for each of the first 15 years and 1.0% for each year in excess of 15 during which the participant contributed to the Precision Plan. A vested participant may retire as early as age 55, but such participant's annual benefit under the Precision Plan will be reduced actuarially for early retirement. The Precision Plan became effective on June 14, 1959 and the Internal Revenue Service has formally granted qualified tax status to the Precision Plan. Mr. Carroll has completed fifteen years of service under the Precision Plan. Mr. Carroll's current estimated and projected annual benefit under the Precision Plan payable upon retirement is approximately $75,745.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Company has entered into employment contracts with Messrs. Carroll, Schlosser and Gibbons, which expire December 31, 1997. These contracts provide for an annual salary to be fixed by the Board of Directors for 1995 and thereafter at not less than $475,000 for Mr. Carroll, $200,000 for Mr. Schlosser and $195,000 for Mr. Gibbons. Increases above this minimum are entirely within the discretion of the Board of Directors.

    The employment contracts contain provisions which are designed to alleviate potential concerns of executive officers over the possibility of a "change in control" of the Company. For purposes of the contracts, a "change in control" will be deemed to take place if (a) any change occurs which is required to be reported in accordance with regulations of the Securities and Exchange Commission; (b) any person becomes the beneficial owner of 40% or more of the outstanding voting securities of the Company; or (c) at the end of any two-year period, the directors, who at the beginning of the period constituted the Board, no longer constitute a majority of the Board, unless the election of the new directors was approved by a two-thirds vote of the then directors who were in office at the beginning of the period. If, within the two-year period immediately following any change in control, either Mr. Carroll, Mr. Schlosser or Mr. Gibbons is terminated by the Company either voluntarily or involuntarily, for any reason other than death, permanent disability or retirement at or after his normal retirement date, the Company will pay termination compensation to him equal to 2.99 times the average annual compensation, including salary and bonuses, paid to him during the five most recent calendar years, except that in the event of voluntary termination in certain cases the lump sum compensation will be equal to such officer's highest annual compensation, including salary and bonus, for services rendered in any of the three most recent calendar years.

    The Company's Stock-Based Incentive Award Plan provides for the acceleration of the vesting of awards granted thereunder, including restricted stock awards, upon the occurrence of a "change in control" of the Company. The definition of "change in control" in the Stock-Based Incentive Award Plan is substantially the same as the definition of such term in the employment contracts referred to above. Such acceleration will occur automatically unless the Board of Directors, prior to the occurrence of the change in control, determines otherwise.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

TO:  THE BOARD OF DIRECTORS

    As members of the Compensation Committee, we are responsible for administering the Company's various incentive plans, including its Stock-Based Incentive Award Plan and its annual Corporate Management Incentive Plan. In addition, we review compensation levels of members of senior management, evaluate the performance of corporate management and consider management succession and related matters. The Committee reviews with the Board in detail all aspects of compensation for the executive officers of the Company.

OVERALL COMPENSATION POLICIES

    The primary compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each executive officer should be based upon the financial performance of the Company and the Committee's subjective evaluation of the contribution to that performance made by each executive officer. The Committee considers the importance of achievements that are difficult to quantify, and accordingly recognizes qualitative indicators of individual performance such as the development and execution of key corporate strategies and demonstrated leadership ability. The annual incentive compensation of an executive officer may be up to but not in excess of 100% of the executive officer's base salary.

    The Committee also believes that executive compensation should serve to attract and retain key employees and provide them with incentives to assist the Company in achieving strategic and financial goals which ultimately enhance the value of the Company's stock. In that regard, in addition to the base salary and bonus elements of executive compensation, the Company from time to time provides long-term incentives to key employees through the grant of stock options, restricted stock and other awards under the Company's Stock-Based Incentive Award Plan.

    To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to its executive officers of various payments and benefits. Some types of compensation payments and their deductibility (e.g., the spread on exercise of non-qualified options) depend upon the timing of an executive's vesting or exercise of previously granted rights. In addition, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation.

    For example, the enactment in 1993 of Section 162(m) of the Internal Revenue Code and the issuance of the proposed regulations thereunder are anticipated to affect the deductibility of executive compensation. The Committee is currently analyzing Section 162(m) and the proposed regulations in order to determine their potential impact on the compensation policies of the Company, although the Committee does not expect necessarily or in all circumstances to limit executive compensation to the deductible amount under Section 162(m). When the final regulations have been adopted, the Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Carroll's base salary for 1994 was based on the terms of his previous employment agreement with the Company. That employment agreement established Mr. Carroll's minimum annual base salary at $440,000 for 1994. Mr. Carroll's current employment agreement, which expires December 31, 1997, establishes his minimum annual base salary at $475,000 for 1995.

    In addition to his base salary, Mr. Carroll received a bonus for services rendered in 1994 of $440,000 under the Company's annual Corporate Management Incentive Plan (the "Management Incentive Plan"). Under the Management Incentive Plan, the size of the bonus pool is based upon the Company's consolidated pretax return on beginning net operating assets. Specifically, the bonus pool consists of an amount equal to 10% of the amount by which consolidated pretax earnings exceed a 10% return on beginning net operating assets, subject to a maximum bonus pool of $875,000. Notwithstanding the maximum bonus pool, the Committee may recommend to the Board and the Board may grant the payment of additional bonus awards for outstanding performance in 1994, provided that in no event may the total bonus payable to any executive officer exceed 100% of his base salary in 1994. After the size of the Management Incentive Plan bonus pool is calculated, the executive officers determine the amount of bonuses to be paid to the Company's corporate management, other than the executive officers, based on the executive officers' subjective evaluation of the individual performance of such members of management. Such management bonuses are deducted from the bonus pool and the remainder of the bonus pool is allocated by the Committee among the executive officers. The formula for the Management Incentive Plan bonus pool generated a bonus pool of approximately $984,000. The Committee exercised its authority to exceed the maximum limit by recommending to the Board that the bonus pool be $936,000, which included bonuses to the executive officers, including Mr. Carroll, in amounts equal to 100% of their respective base salaries. The Board of Directors approved the bonus amounts as recommended by the Committee.

    In February 1994, the Committee granted to each of Messrs. Gibbons and Schlosser options to purchase 7,500 shares of Common Stock. Such options vest as to 70% of such shares on the first anniversary of the grant date and as to 10% of such shares on each successive anniversary date, with full vesting occurring on the fourth anniversary date. The Committee determined that the grant of such options was appropriate based on the Committee's subjective evaluation of the executive officers' performance in 1993 and its desire to encourage continued strong performance by the executive officers. In determining the amount of shares subject to each option, the Committee considered such factors as the position of the officer and his years of service with the Company, as well as the history of prior option grants to the officer.

    The Company does not offer a long-term incentive plan, as such term is defined in Item 402(a)(7)(iii) of Regulation S-K. The compensation of executive officers consists principally of salary, annual bonus income and potential gains from stock options and awards. The perquisites and other benefits received by executive officers are incidental to employment. The aggregate amount of such benefits for each executive officer is below threshold reporting requirements.

    The Committee has reviewed each element of compensation for each of the executive officers for 1994. The Committee reported to the Board that in the Committee's opinion, the compensation of each executive officer is reasonable in view of the Company's consolidated performance and the Committee's subjective evaluation of the contribution of each executive officer to that performance.

                                          COMPENSATION COMMITTEE

                                          James D. Woods
                                          John D. Borie
                                          Bryan L. Herrmann
                                          Robert H. Hood, Jr.

February 15, 1995

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG WYNN'S INTERNATIONAL, INC., NEW YORK STOCK EXCHANGE MARKET INDEX
               AND AUTOMOTIVE PARTS AND ACCESSORIES PEER GROUP**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             WYNN'S INTERNATIONAL,
                     INC.             PEER GROUP INDEX    NYSE MARKET INDEX
1989                          100.00             100.00               100.00
1990                           73.76              82.17                95.92
1991                           74.55             105.11               124.12
1992                          124.57             149.76               129.96
1993                          130.71             211.06               147.56
1994                          160.81             182.15               144.69

                                                            FISCAL YEAR ENDED
                                               --------------------------------------------
                                               1989   1990    1991    1992    1993    1994
                                               ----   -----  ------  ------  ------  ------
Wynn's International, Inc....................  100    73.76   74.55  124.57  130.71  160.81
Peer Group Index.............................  100    82.17  105.11  149.76  211.06  182.15
NYSE Market Index............................  100    95.92  124.12  129.96  147.56  144.69

- ------------------------
 *$100  invested on December 31,  1989 in the Company's  Common Stock and in the
  New York Stock Exchange Market Index and the Automotive Parts and Accessories Peer Group Index. Total return includes reinvestment of dividends if applicable. Returns for the Company are not necessarily indicative of future performance. Dates are for the calendar years ending on December 31 of each year.

**Automotive Parts and Accessories Peer Group is comprised of 40 public companies. The Peer Group and New York Stock Exchange Market Index information was furnished by Media General Financial Services.

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Company has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995. The Board of Directors recommends that the stockholders approve Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995. Ernst & Young LLP has been the Company's independent auditors since the Company's incorporation in 1973 and has been the independent auditors for Wynn Oil Company since 1967. In the event that the stockholders do not approve Ernst & Young LLP as independent auditors, the selection of independent auditors will be reconsidered by the Board of Directors.

    A representative of Ernst & Young LLP will be (i) in attendance at the Annual Meeting, (ii) able to make a statement if he or she so desires, and (iii) available to respond to appropriate questions.

                                 OTHER MATTERS

    Management does not know of any other matters to be presented at the Annual Meeting of Stockholders, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment.

    UPON REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1994, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE BY THE COMPANY. ANY STOCKHOLDER DESIRING A COPY SHOULD WRITE TO THE COMPANY AT THE ADDRESS SET FORTH IN THE COVER PAGE OF THE PROXY STATEMENT, ATTENTION: GREGG M. GIBBONS, SECRETARY.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 1996 Annual Meeting of the Company must be received by November 29, 1995 for inclusion in its 1996 Proxy Statement.

                           WYNN'S INTERNATIONAL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 OF THE COMPANY FOR ANNUAL MEETING MAY 10, 1995

    The undersigned, a stockholder of WYNN'S INTERNATIONAL, INC., a Delaware corporation (the "Company"), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 1994; and, revoking any proxy previously given, hereby constitutes and appoints James Carroll, Gregg M. Gibbons and Seymour A. Schlosser, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Hotel, 100 The City Drive, Orange, California 92668, on Wednesday, May 10, 1995, at 10:00 A.M., local time, and at any adjournment thereof, on all matters coming before said meeting.

    The Board of Directors recommends a vote FOR Items 1 and 2, which are matters proposed by the Board of Directors.

1.  Election of Three Directors.
    Nominees:  Bryan L. Herrmann, Robert H. Hood, Jr. and Richard L. Nelson
    For all nominees / / Withhold authority to vote for all nominees / / (AUTHORITY TO VOTE FOR ANY NOMINEE NAMED MAY BE WITHHELD BY LINING THROUGH THAT NOMINEE'S NAME.)
2. Approval of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1995.
    FOR /  /                        AGAINST  /  /                   ABSTAIN / /
3. In their discretion, upon any other matters as may properly come before the meeting.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.
                                                      Dated _____________ , 1995

                                                      __________________________
                                                       Signature of Stockholder
                                                      __________________________
                                                       Signature of Stockholder

                                                   This  Proxy  must  be  signed
                                                   exactly as your name  appears
                                                   hereon. Executors,
                                                   administrators, trustees,
                                                   etc.,  should give their full
                                                   title,  as   such.   If   the
                                                   stockholder is a corporation,
                                                   a   duly  authorized  officer
                                                   should sign on behalf of  the
                                                   corporation and should
                                                   indicate his or her title.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.